Exhibit 99.1

David Warren to Step Down as Chief Financial Officer in July 2009; Management Transition Plan Announced

NEW YORK, Feb 26, 2009 (GlobeNewswire via COMTEX News Network) — The NASDAQ OMX Group (Nasdaq:NDAQ) today announced that David Warren, Executive Vice President and Chief Financial Officer of NASDAQ OMX, has advised the company that he intends to step down from his role as CFO in July 2009. Until that time, Mr. Warren will continue in his current role. Beginning in July, Mr. Warren will oversee a transition period with Adena Friedman, currently Executive Vice President, Corporate Strategy and Global Data Products, who will assume the role of CFO. Mr. Warren will remain with NASDAQ OMX through December 2009.

“David has been a trusted business partner over the last six years and our business accomplishments during his tenure speak for themselves,” said Bob Greifeld, Chief Executive Officer of NASDAQ OMX. “His unique style and wise counsel will be missed, and we look forward to David’s continued contributions through the end of 2009.”

Mr. Warren joined NASDAQ from Long Island Power Authority in January 2001 as Chief Administrative Officer, and he assumed the expanded role of CFO of NASDAQ in July of that year. During his tenure, Mr. Warren has overseen numerous acquisitions and strategic investments, most notably the combination with OMX and acquisitions of the Philadelphia Stock Exchange and the Boston Stock Exchange in 2008, the acquisition of INET in 2005 and the acquisition of BRUT ECN in 2004.

“It has been a pleasure to work with such a talented and focused management team and I look forward to a smooth transition period,” said Mr. Warren.

About NASDAQ OMX Group

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, with over 3,800 listed companies. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market, NASDAQ OMX Nordic, NASDAQ OMX Baltic, NASDAQ OMX First North, and the U.S. 144A sector. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX technology supports the operations of over 70 exchanges, clearing organizations and central securities depositories in more than 50 countries.

NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com.

Cautionary Note Regarding Forward-Looking Statements

The matters described herein contain forward-looking statements that are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about NASDAQ OMX’s products and offerings. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ OMX’s control. These factors include, but are not limited to factors detailed in NASDAQ OMX’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and

Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

The NASDAQ OMX

Group, Inc.

Media Contact:

Bethany Sherman

+1 212 401 8714

bethany.sherman@nasdaqomx.com